EXHIBIT 10.63B

ASSIGNMENT OF LEASE

             THIS ASSIGNMENT (the “Assignment”), dated as of this 22nd day of March, 2001, is made between Shaman Pharmaceuticals, Inc., a Delaware corporation, (“Assignor”) and Tularik Inc., a Delaware corporation (“Assignee”), with reference to the following:

RECITALS:

             WHEREAS, Assignor is the tenant under that certain Industrial Lease Agreement dated January 1, 1993, as amended with Grand/Roebling Investment Company (“Landlord”) for the premises located in the City of South San Francisco, County of San Mateo, State of California, commonly known as 213 East Grand Avenue, 217 East Grand Avenue, 317 Roebling Road, and 333 Roebling Road (the “Premises”);

             WHEREAS, Assignor desires to assign all its right, title and interest in the Lease to Assignee under the terms and conditions set forth in Stipulation Regarding Assumption and Assignment of Lease by and among Assignor, Assignee and Landlord (the “Stipulation”) filed with the Bankruptcy Court for the Northern District of California in Debtor’s Chapter 11 reorganization bankruptcy case (the “Court”); and

             WHEREAS, the Stipulation and this Assignment have been approved by an order of the Court (the “Order”);

             NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the payment of the amounts and performance of the obligations set forth in the Stipulation, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

             1.          Assignment and Assumption.  This Assignment shall take effect on the later of March 26, 2001 or the eleventh (11th) calendar day following entry of the Order, which Order has not been stayed or reversed during the ten days following its entry (the “Effective Date”).  On the Effective Date, Assignee shall pay to Assignor the Debtor’s Proceeds set forth in the Stipulation; Assignee shall pay to Landlord the amounts required by paragraph 2 of the Stipulation; Assignee (as tenant) and Landlord (as landlord) shall execute and deliver to one another an amendment to the Lease consistent with the Stipulation; and Assignor shall deliver possession of the Premises to Assignee, subject only to those listed on Schedule 1 attached hereto.  Except for the existing $128,080 security deposit on deposit with Landlord (which amount has been forfeit to Landlord by Assignor), Assignor assigns and transfers to Assignee all its right, title and interest in the Lease; and except as otherwise set forth in the Stipulation, Assignee accepts the assignment and assumes and agrees to perform as a direct obligation to Landlord, all the provisions of the Lease to the extent relating to events occurring from and after the Effective Date and the obligations assumed by Assignee in paragraphs 4 and 5 of the Stipulation, except for Assignor’s Responsibilities under paragraph 2 below and except as expressly modified in the Stipulation.  From and after the Effective Date, Assignor shall have no obligations under the Lease, except as set forth in the Stipulation and the next paragraph.

             2.          Assignor Responsibilities.  In addition to its obligations under the Stipulation, Assignor hereby agrees to indemnify, defend, protect and hold Tularik and Landlord harmless from and against (a) any claim for payment of any fees or commissions to any real estate broker or agent in connection with the Assignment (including, without limitation,, any fees or commissions to any real estate broker or agent payable by Tularik in connection with the Assignment) or any sublease entered into by Debtor or any brokers agreement entered into by Debtor, (b) any claim by any subtenant at the Premises for return of any rent security deposits and pre-paid rent under any subleases collected by Assignor with respect to subleases of portions of the Premises; and (c) any claim by any subtenant at the Premises for return of any earnest money deposits collected by Assignor during Assignor’s bankruptcy proceeding.  .

             3.          Sublease Back.  Beginning on the Effective Date, and for a term of six months thereafter, Assignee shall sublease back to Assignor, rent free, and will allow Assignor to remain in possession of, approximately 3,000 square feet of laboratory space and 2,000 square feet of warehouse space, such space to be mutually agreed by the Assignor and Assignee prior to the Effective Date pursuant to a separate written agreement to be executed by Assignor and Assignee.

ASSIGNOR:	ASSIGNEE:
Shaman Pharmaceuticals, Inc., a Delaware corporation	Tularik Inc., a Delaware corporation

By: /s/ Steven R. King	By: /s/ William J. Rielind
Title: Chief Operating Officer	Title: Executive Vice President, Administration
Date: March 22, 2001	Date: March 22, 2001

LANDLORD’S CONSENT

             The undersigned, as landlord under the Lease referenced in the attached Assignment, does hereby consent to the Assignment under the terms and conditions set forth in the Stipulation, together with the following terms and conditions:

1.          No Waiver.  Landlord’s consent shall not be deemed to be a waiver of any restrictions contained in the Lease concerning further assignment, subleasing or hypothecation of the Lease.

2.          Broker Fees and Sublease deposits.  Assignor hereby agrees to indemnify, defend, protect and hold Landlord harmless from and against (a) any claim for payment of any fees or commissions to any real estate broker or agent in connection with the Assignment, (b) any claim by any subtenant at the Premises for return of any rent security deposits under any subleases collected by Assignor with respect to subleases of portions of the Premises; and (c) any claim by any subtenant at the Premises for return of any earnest money deposits collected by Assignor during Assignor’s bankruptcy proceeding.

LANDLORD:

Grand/Roebling Investment Company, a California limited partnership

By: /s/ J. Stanley Mattison
J. Stanley Mattison
Its: general partner

ASSIGNOR:

Shaman Pharmaceuticals, Inc.
a Delaware corporation

By: /s/ Steven R. King
Name: Steven R. King
Its: Chief Operating Officer